EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 2, 2015, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Compass Diversified Holdings and subsidiaries on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Compass Diversified Holdings and subsidiaries on Forms S-3 (File No. 333-200776, File No. 333-178071, and File No. 333-147217).
/s/ Grant Thornton LLP
New York, New York
March 2, 2015